Sentry Petroleum Commences Drilling and Executes Gas Sales MOU with Ergon Energy Queensland

Perth, Australia (June 15, 2011) Sentry Petroleum Ltd. (SPLM:OTCBB), (“Sentry” or the “Company”), a U.S. energy company with oil, gas and coal seam gas rights in Queensland, Australia is pleased to announce that Depco Rig 22 commenced drilling Talundilly_CSG1 in ATP 862, Sentry’s northern permit in Queensland, Australia at 2am Australian Eastern Time. At time of this release, a 6” steel conductor has been set at 42m and cemented. When the cement is dry the rig will air drill a 5 7/8” hole down to 180m just above the major coal zones and will be running and cementing a 4 1/2” casing. The coring will start from this depth once the cement is dry.

The Talundilly_CSG1 well is targeting the Winton coal and gas shale formation. The well will be cored from 200 to 400m and drilled down to the target depth of 550m before logging. The Company anticipates 10 days to complete. Coal and shale cores will be sealed and shipped to CSG Exploration & Production Services (“CSG EPS”) for laboratory analysis and testing. CSG EPS is a Queensland based service provider specializing in the evaluation of Coal Seam Gas (“CSG”) reservoirs and prospects. The firm’s primary expertise relates to gas capacity measurements through desorption, CSG prospectivity analysis, reservoir characterization, Gas In Place estimations and CSG portfolio management.

The desorption test will be continued during the following 60 days. The length of the testing process will depend on the time it takes for the total gas in the coal and shales to be desorbed. We expect testing to be completed by mid-August 2011 with results announced immediately thereafter.  Isotherm analysis will also be performed during this period.

Upon completion of Talundilly_CSG1, the Rig will move to the Albilbah_CSG1 well location. The Company anticipates spudding Albilbah_CSG1 in the last week of June. Sentry will provide daily drilling progress reports on our corporate web site at www.sentrypetroleum.com/projects/unconventional/current-drilling.

Additionally, Sentry is pleased to announce the execution of a non-binding Memorandum of Understanding (“MOU”) with Ergon Energy Queensland Pty Ltd. Ergon Energy Queensland is a wholly owned subsidiary of Ergon Energy Corp Ltd, a Queensland Government-owned major electricity distributor, retailer and generator.  Ergon services over 680,000 customers across an area in excess of one million square kilometres, roughly 97% of the state of Queensland.

Dr. Raj Rajeswaran, President and CEO of Sentry, stated: “The commencement of our drilling appraisal program and the execution of this MOU are important steps in our corporate development strategy. The drilling appraisal program will provide us with the opportunity to confirm our technical data and potentially advance our properties towards commercialization of our prospective resource.”

Dr. Rajeswaran continued, “The MOU, though non-binding, is an important preliminary first step in establishing a strategic relationship with one of Queensland’s largest utility providers. To enter negotiations with a potential customer of the scale of Ergon Energy Queensland at this stage further strengthens our confidence in our ability to produce significant shareholder value.”

Under the terms of the non-binding MOU, the companies have agreed to enter into negotiations for the purchase and sale of potential gas for use in Ergon’s Barcaldine Power Generation Station immediately north of Sentry’s permits ATP 862 and ATP 864.

Cautionary note: The Company cautions that the execution of the MOU should not be construed as any indication of the prospectivity of the potential coal seam gas deposit. The Company’s upcoming appraisal core drilling campaign is being undertaken in order to measure the necessary data to be able to classify the resource as reserves and make a later determination as to whether any identified resource can be produced economically. There is risk that the Company’s upcoming appraisal drilling campaign could yield results which adversely impact any previously published estimates of coal seam gas within the company’s ATP 862 and ATP 864 permits and the Company can provide no assurance that it will be economical to produce any of the resources underlying any of the Company's permits.

About Sentry Petroleum

Sentry Petroleum Ltd is an American energy company with 10,600 square miles of oil, gas and coal seam gas rights in Queensland, Australia. The company has identified over 50 separate oil, gas and coal seam gas targets and leads within its permit area. Sentry Petroleum’s strategy is to drill the prospects and leads and independently certify the results. The company will continue to leverage its strengths with a vision of becoming a premier independent oil and gas company positioned for merger or sale. For more information, please visit www.sentrypetroleum.com.

Contact:
Investor Relations 866.680.7649
ir@sentrypetroleum.com
www.SentryPetroleum.com

Or

Philippe Niemetz, PAN Consultants Ltd.

212-344-6464 or 800-477-7570

p.niemetz@panconsultants.com

Forward-Looking Statements:

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of applicable legislation. Other than statements of historical fact, all statements in this release addressing future operations, undiscovered hydrocarbon resource potential, exploration, potential reservoirs, prospects, leads and other contingencies are forward-looking statements. Although management believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results may differ materially from those in the forward-looking statements due to factors such as market prices, exploration successes, continued availability of capital and financing, and general economic, market, political or business conditions. Please see our public filings at http://www.sec.gov and http://www.sedar.com for further information.